SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C. 20546


                                FORM 8-K

                       Current Report Pursuant to
                       Section 13 or 15(d) of the
                    Securities Exchange Act of 1934


   Date of Report (Date of earliest event reported): January 4, 1999


                        Caretenders Health Corp.
         (Exact name of registrant as specified in its charter)


                                Delaware
             (State or other jurisdiction of incorporation)

         1-9848                                  06-1153720
 (Commission file number)        (I.R.S. Employer Identification No.)


 100 Mallard Creek Road, Louisville, KY            40207
 (Address of principal executive offices)        (Zip Code)


                             (502) 899-5355
        (Registrant's telephone number, including area code)


   Item 5.   Other Events

   Prior to October 1, 1998 the Company managed two home health agencies operating in the Louisville, KY area, which were owned by Columbia/HCA. The Company performed the management services pursuant to management agreements scheduled to expire in February and June 2000. These services generated approximately $3 million of management fee revenues in the Company's most recent fiscal year, which ended March 31, 1998 and $1.3 million in the six months ended September 30, 1998. On September 30, 1998 Columbia sold the agencies to a third party and notified the Company of its intention to terminate the contract.

   In its previously filed report on Form 8K on this matter, the Company announced the sale, its belief that Columbia's action constituted a breach of contract, for which the Company should be entitled to monetary damages and the resulting expected decline in revenues and earnings. On December 18, 1998 the Company and Columbia entered into a termination and settlement agreement resolving this breach of contract dispute and two lawsuits between the parties as of that date. Under the agreement Columbia will pay the Company a total of $1.5 million in settlement of breach claims and in return for certain follow-on management services to be provided through June, 1999.

   Any statements included herein that are other than statements of historical facts are forward-looking statements. These forward-looking statements are based on the Company's current expectations. Because forward-looking statements involve risks and uncertainties, the Company's actual results could differ materially. For a discussion regarding factors which could affect the Company's financial performance, refer to the Company's Securities and Exchange Commission filings on Forms 10-K and 10Q, in particular information under the headings _Business_ and _Management's Discussion and Analysis of Financial Condition and Results of Operations._ The Company disclaims any intent or obligation to update its forward-looking statements.


   SIGNATURES

   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                      Caretenders Health Corp.
                                            (Registrant)

                                   By:/s/ C. Steven Guenthner
                                      ----------------------------
                                       C. Steven Guenthner
                                       Senior Vice President and
                                       Chief Financial Officer



   Exhibit Index

   None.